EXHIBIT 5.1

[KEYCORP LETTERHEAD]

KeyCorp

127 Public Square

Cleveland, Ohio 44114

Re:	Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4

Ladies and Gentlemen:

I am the Vice President and Assistant Secretary of KeyCorp, an Ohio corporation (the “Corporation”), and in that capacity represent the Corporation and its subsidiaries as counsel, and have acted as counsel to the Corporation in connection with the Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (the “Registration Statement”) filed on August 1, 2016 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of up to 10,288,083 shares of the Corporation’s common stock, par value $1.00 per share (the “Shares”), issuable (i) upon the exercise or settlement of options, restricted shares, restricted units, and other equity awards (the “Equity Awards”) originally granted under the First Niagara Financial Group, Inc. 2012 Equity Incentive Plan, as amended, the First Niagara Financial Group, Inc. Amended and Restated 2002 Long-Term Incentive Stock Benefit Plan, the Chester Valley Bancorp, Inc. 1997 Stock Option Plan, as amended, the NewAlliance Bancshares, Inc. 2005 Long-Term Compensation Plan, and the Willow Financial Bancorp, Inc. Amended and Restated 2002 Stock Option Plan (collectively, the “Equity Plans”) and (ii) under the 401(k) Savings Plan of First Niagara (the “401(k) Plan”). The Corporation assumed the Equity Awards and their underlying plans and the 401(k) Plan in connection with its acquisition of First Niagara Financial Group, Inc., a Delaware corporation, as further described in the Registration Statement. This opinion is provided pursuant to the requirements of Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

I, or attorneys under my supervision, have participated in the preparation of the Registration Statement. I am familiar with the corporate proceedings of the Corporation to date with respect to the proposed issuance and sale of the Shares, and I or my staff have examined such corporate records of the Corporation and such other documents and certificates as I have deemed necessary or appropriate as a basis for the opinion hereinafter expressed. In rendering this opinion, I have assumed, with your consent and without any independent investigation, that (i) all documents that have been submitted to me as originals are authentic, and that all documents that have been submitted to me as copies conform to authentic, original documents; and (ii) all persons executing agreements, instruments or documents examined or relied upon by me had the capacity to sign such agreements, instruments or documents, and all such signatures are genuine.

Based on and subject to the foregoing, I am of the opinion that all necessary corporate action on the part of the Corporation has been taken to authorize the issuance of the Shares, and upon issuance and delivery of, and payment for, the Shares in the manner contemplated by the applicable Equity Plan or the 401(k) Plan and relevant agreements duly authorized by and in accordance with the terms of the applicable Equity Plan or the 401(k) Plan, the Shares will be validly issued, fully paid and nonassessable.

This opinion is given on the basis of the law and the facts existing as of the date hereof. I assume no obligation to advise you or any other person, or to make any investigation, as to changes in matters of fact or law which may thereafter occur. My opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and I do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.

The foregoing opinion is rendered in my capacity as Vice President and Assistant Secretary of the Corporation and is limited solely to the laws of the State of Ohio and the federal laws of the United States. I express no opinion as to matters governed by any laws other than laws of the State of Ohio and the federal laws of the United States.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Michelle L. Potter
Michelle L. Potter Vice President and Assistant Secretary